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Exhibit 21

Subsidiaries of the Registrant:

         Buzzard Power Corporation
         Incorporated in Delaware December 12, 1990

         Coal Dynamics Corporation
         Incorporated in Pennsylvania March 21, 1986

         Kaiser Power of Sunnyside, Inc.
         Incorporated in Delaware March 26, 1986

         Kaiser Systems, Inc.
         Incorporated in Delaware March 26, 1986

         Microgy Cogeneration Systems, Inc.
         Incorporated in Colorado March 25, 1999

         Milesburg Energy, Inc.
         Incorporated in Pennsylvania September 30, 1986

         Sunnyside Power Corporation
         Incorporated in Utah September 21, 1987